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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
                       Suspension of Duty to File Reports
        Under Section 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number: 0-25646

                              Expert Software, Inc.

             (Exact name of registrant as specified in its charter)

                                802 Douglas Road
                             North Tower, 6th Floor
                             Coral Gables, FL 33134
                                 (305) 567-9900

               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                     Common Stock, par value $0.01 per share

            (Title of each class of securities covered by this Form)

                                       N/A

             (Titles of all other classes of securities for which a
                   duty to file reports under section 13(a) or
                                 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)  [X]         Rule 12h-3(b)(1)(ii)  [ ]
           Rule 12g-4(a)(1)(ii) [ ]         Rule 12h-3(b)(2)(i)   [ ]
           Rule 12g-4(a)(2)(i)  [ ]         Rule 12h-3(b)(2)(ii)  [ ]
           Rule 12g-4(a)(2)(ii) [ ]         Rule 15d-6            [ ]
           Rule 12h-3(b)(1)(i)  [X]

         Approximate number of holders of record as of the certification or notice date: One

         Pursuant to the requirements of the Securities Exchange Act of 1934, Expert Software, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: June 22, 1999                          By:  /s/ Brian G. Kelly
                                                  ------------------------------
                                                  Brian G. Kelly
                                                  President